Exhibit 107

Calculation of Filing Fee Tables

424(b)(3)
(Form Type)

QXO, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.00001 per share	Rule 457(c)	395,331,333	$60.30(2)	$23,838,479,379.90(2)	0.00014760	$3,518,559.56	—	—	—	—
	Equity	Convertible Perpetual Preferred Stock, par value $0.001 per share	Rule 457(i)	900,000	—	$11,885,676,740.10(3)	0.00014760	$1,754,325.89	—	—	—	—
	Equity	Common Stock, par value $0.00001 per share, issuable upon conversion of the Convertible Perpetual Preferred Stock	Rule 457(i)	197,109,067(3)	—	—	—	$0 (4)	—	—	—	—
	Other	Warrants	Rule 457(i)	197,109,065	$60.30(3)	$11,885,676,619.50	0.00014760	$1,754,325.87	—	—	—	—
	Equity	Common Stock, par value $0.00001 per share, issuable upon the exercise of the Warrants	Rule 457(i)	197,109,065	—	—	—	$0 (4)	—	—	—	—
	Equity	Common Stock, par value $0.00001 per share, issuable upon the exercise of the Warrants	Rule 457(c)	63,901,009(5)	$60.30(2)	$3,853,230,842.70(2)	0.00014760	$568,736.88	—	—	—	—
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$51,463,063,582.20	0.00014760	$7,595,948.20
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$7,595,948.20

(1)	Represents securities offered by the selling securityholders in this prospectus supplement. Includes an indeterminate number of additional shares of common stock that, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the shares to be offered by the selling securityholders.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq Capital Market on July 22, 2024, which was $60.30.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, the proposed maximum aggregate offering price is estimated as an amount equal to $11,885,676,740.10, calculated as the product of (i) 900,000 shares of convertible perpetual preferred stock multiplied by (ii) $60.30 per share of common stock, which is the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq Capital Market on July 22, 2024.

(4)	The shares of our common stock issuable upon conversion of the convertible perpetual preferred stock or upon exercise of the warrants will be issued for no additional consideration and therefore, no additional registration fee is required pursuant to Rule 457(i) under the Securities Act.

(5)	Consists of up to 63,901,009 shares of the registrant’s common stock issuable upon the exercise of (i) 21,901,009 of the registrant’s warrants that are exercisable at an exercise price of $4.566 per share with respect to 50% of such warrants, $6.849 per share with respect to 25% of such warrants, and $13.698 per share with respect to the remaining 25% of such warrants and (ii) 42,000,000 of the registrant’s pre-funded warrants having an exercise price of $0.00001 per share.